Exhibit 10

FF TOP HOLDING LLC

Faraday Future Intelligent Electric Inc.
c/o Faraday & Future
18455 S. Figueroa Street
Los Angeles, CA 90248
Attention: Board of Directors and Acting General Counsel
Email: Brian.Fritz@ff.com; sswenson88@gmail.com; scott@vogelpartners.com;
rch0004@gmail.com; edwin.goh.wg07@gmail.com;
jordan@benchmarkrealestate.com; Matthias.aydt@ff.com;
Bob.Ye@ff.com; Carsten.Breitfeld@ff.com

September 6, 2022

Via Email & Courier

RE: Notice of Removal of FF Top Designee

Reference is made to the Shareholder Agreement, dated July 21, 2021 (the “Shareholder Agreement”), by and between Faraday Future Intelligent Electric Inc. (the “Company”) and FF Top Holding LLC (“FF Top”). Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Shareholder Agreement.

FF Top hereby exercises its right, pursuant to Section 2.1(c) of the Shareholder Agreement, to remove Ms. Susan Swenson (an FF Top Designee) from the board of directors of the Company (the “Board”). FF Top previously exercised its right to remove Mr. Brian Krolicki (also an FF Top Designee) from the Board on June 22, 2022. The Company has yet to effectuate the removal of Mr. Krolicki, in violation of its obligations under the Shareholder Agreement.

FF Top understands that on June 27, 2022 (five days after FF Top exercised its right to remove Mr. Krolicki), the Board approved the calling of a Special Meeting of Stockholders (the “Special Meeting”) to remove Mr. Krolicki. Notwithstanding that Board action and the Company’s obligation under the Shareholder Agreement to facilitate the removal of Mr. Krolicki, the Company did not file a preliminary proxy statement to remove Mr. Krolicki (the “Krolicki Removal Proxy Statement”) for forty-three days, and the Special Meeting has still not been called.  We also note that notwithstanding our repeated requests that the Company publicly announce the meeting date and record date for the Special Meeting, it has refused to do so, allegedly because SEC comments (which it has told FF Top had not been received as of August 22, 2022) could affect the record date and meeting date used; however we remind the Company that neither the Securities Exchange Act of 1934 (as amended) nor Delaware law prohibits a Delaware corporation from changing previously announced meeting and record dates if it becomes legally impossible to maintain those announced dates.  Company counsel previously informed FF Top’s counsel that the Company had initiated Rule 14a-13 compliant broker searches for July 28, 2022 and August 29, 2022—we expect the Company to immediately publicly announce August 29, 2022 as the record date for the Special Meeting and also immediately publicly announce a meeting date to occur promptly thereafter.

FF Top reminds the Company, Ms. Swenson and Mr. Krolicki that Section 2.1(c) of the Shareholder Agreement requires the Company to “use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all Necessary Actions to facilitate the removal of any of the FF Top Designees that FF Top intends to remove.” Necessary Action includes, but is not limited to, the taking by the Company of the actions specified in clauses (i) though (vii) of the definition thereof. Section 2.1(c) of the Shareholder Agreement further states, among other things, that “[i]n the event that a vacancy is created at any time by the…removal…of any FF Top Designee or for any other reason, any individual nominated by or at the direction of the Board or the Nominating and Corporate Governance Committee to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled, as soon as possible, by a new nominee of FF Top who qualifies as an FF Top Designee, and the Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all Necessary Actions to accomplish the same.”

It is clear that the Company is delaying discharging its obligations under the Shareholder Agreement. FF Top hereby demands that, in the event Ms. Swenson and Mr. Krolicki do not immediately resign from the Board on their own initiative, the Board and the Company promptly take all Necessary Actions to remove Ms. Swenson and Mr. Krolicki from the Board, including, without limitation, by (i) requesting via public announcement the immediate resignation of  Ms. Swenson and Mr. Krolicki in the best interests of the Company, (ii) calling the Special Meeting and (iii) adding the removal of Ms. Swenson (the “Swenson Removal Proposal”) to the matters to be voted on by the Company’s stockholders at the Special Meeting. Concurrently, as part of the Board’s obligation to take all “Necessary Action” with respect to the removal of Ms. Swenson and Mr. Krolicki, we demand that the Board (i) immediately remove Ms. Swenson from all management and Board positions she holds, including by immediately removing her as Executive Chairperson and Chairperson of the Board, and (ii) immediately remove Mr. Krolicki from all Board committee positions he holds.

FF Top requires that the Company, no later than 4:05 p.m., New York time, on Wednesday, September 7, 2022, either (i) cause Ms. Swenson and Mr. Krolicki to resign from the Board, and all other positions they may hold with the Company, with immediate effect and disclose the same under Item 5.02 of Form 8-K by such same deadline or (ii) (A) remove Ms. Swenson and Mr. Krolicki from all management, Board, and Board committee positions with immediate effect (disclosing the same on Form 8-K by such same deadline), (B) request via public announcement the immediate resignation of  Ms. Swenson and Mr. Krolicki in the best interests of the Company and (C) file a revised Special Meeting proxy statement, adding the Swenson Removal Proposal to the items to be voted on and including the meeting and record dates for the Special Meeting.  FF Top additionally requires that the Board promptly comply and cause the Company to promptly comply with all of their other respective obligations pursuant to the Shareholder Agreement and otherwise in connection with this matter, including by (i) promptly appointing any replacement FF Top Designee to the Board upon receipt of FF Top’s nomination thereof (and disclosing such appointment under Item 5.02 of Form 8-K within four business days of the date of such appointment) and (ii) promptly taking all further Necessary Action (as defined in the Shareholder Agreement) in connection with the subject matter of this notice. Furthermore, the Board should refrain from taking any action which would require the votes of Ms. Swenson and Mr. Krolicki, and FF Top will seek to hold them personally liable for any damages to the Company or its stockholders resulting from such actions.

Should the Company fail to timely take any of the actions contemplated by the immediately preceding paragraph, FF Top will take further action to enforce its rights.  FF Top additionally warns the Board that to the extent the Board makes any attempts to abuse corporate processes, Nasdaq rules or bankruptcy or insolvency processes to further entrench themselves or dilute or disenfranchise Company stockholders, FF Top will seek to hold all Board members voting in favor of such steps liable, including in their personal capacities.

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Sincerely,

FF Top Holding LLC

By:	FF Peak Holding LLC, its sole member

By:	Pacific Technology Holding LLC, its sole member

By:	FF Global Partners LLC, its managing member

By:	/s/ Jay Sheng
Name: Jay Sheng
Title: Head of Operation

cc:      Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Attention: Vijay S. Sekhon, Esq.
E-mail: vsekhon@sidley.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Robert W. Allen
E-mail: bob.allen@kirkland.com

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Marshall S. Huebner
Joseph A. Hall
Darren S. Klein
E-mail:  marshall.huebner@davispolk.com
joseph.hall@davispolk.com
darren.klein@davispolk.com